Exhibit 99.23

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	December		April to December			March 2019 budget(1)
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	6 222	6 757	44 685	48 415	8.3	64 844	4.6
Federal transfers	1 692	1 762	15 174	15 824	4.3	20 999	4.6
Total revenue	7 914	8 519	59 859	64 239	7.3	85 843	4.6
Expenditure
Program spending	–6 906	–6 793	–52 821	–55 037	4.2	–76 869	6.1
Debt service	–646	–534	–5 362	–5 031	–6.2	–6 775	–5.2
Total expenditure	–7 552	–7 327	–58 183	–60 068	3.2	–83 644	5.1
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	83	33	1 244	1 385	—	276	—
Health and social services and education networks(4)	–2	2	–20	15	—	25	—
Generations Fund	139	639	1 533	2 347	—	3 106	—
Total consolidated entities	220	674	2 757	3 747	—	3 407	—
SURPLUS (DEFICIT)(5)	582	1 866	4 433	7 918	—	5 606	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–139	–639	–1 533	–2 347	—	–3 106	—
BUDGETARY BALANCE(6)	443	1 227	2 900	5 571	—	2 500	—

CHANGE IN THE BUDGETARY BALANCE 2018-2019

The cumulative results at December 31, 2018 showed a budgetary surplus of $5.6 billion.

The budgetary surplus is expected to decrease to $2.5 billion over the last three months of the fiscal year. The decrease in the budgetary balance is due to:

  an anticipated slowdown in the growth of own-source revenue which, coupled with an anticipated acceleration in the growth of program spending, will contribute to reducing the surplus by $1.4 billion;

  the initiatives announced in the December 2018 Update on Québec’s Economic and Financial Situation, for which a balance of $204 million is still to be recorded;

  the targeted, non-recurring initiatives totalling $1.4 billion in order to improve public services and increase the potential of the economy, announced in Budget 2019-2020.

CHANGE IN THE BUDGETARY BALANCE FOR 2018-2019
(millions of dollars)
2018-2019
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT DECEMBER 31, 2018(6)	5 571
UPCOMING RESULTS FOR JANUARY TO MARCH 2019
Results related to the economic and budgetary situation
– Own-source revenue excluding revenue from government enterprises	–362
– Results of bodies and funds	–418
– Expenditure and other revenue(7)	–656
Subtotal	–1 435
Balance of the initiatives of the December 2018 update still to be implemented	–204
Targeted initiatives for improving public services and increasing the potential of the economy – March 2019
– Improving the quality of education and health services	–90
– Increasing the potential of the economy	–357
– Acting for the environment	–51
– Supporting communities and other initiatives	–935
Subtotal	–1 432
TOTAL	–3 071
ANTICIPATED BUDGETARY BALANCE(6) – MARCH 2019 BUDGET	2 500
Note: Totals may not add due to rounding.

GENERAL FUND REVENUE

For December 2018, General Fund revenue reached $8.5 billion, an increase of $605 million compared to December 2017.

  Own-source revenue reached $6.8 billion, an increase of $535 million, or 8.6%, compared to December 2017.

  Federal transfers amounted to $1.8 billion, up $70 million compared to December 2017.

For the period from April 1 to December 31, 2018, General Fund revenue totalled $64.2 billion, an increase of $4.4 billion, or 7.3%, compared to December 31, 2017.

  Own-source revenue stood at $48.4 billion, up $3.7 billion, or 8.3%, compared to last year.

  This increase is due primarily to growth in personal income tax ($1.5 billion), corporate taxes ($876 million) and consumption taxes ($740 million).

  Federal transfers amounted to $15.8 billion, up $650 million compared to December 31, 2017.

  This growth stems primarily from a $489-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	December			April to December
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	2 812	2 898	3.1	16 706	18 165	8.7
Contributions for health services	760	725	–4.6	5 584	5 832	4.4
Corporate taxes	294	641	118.0	3 558	4 434	24.6
Consumption taxes	1 738	1 888	8.6	14 977	15 717	4.9
Other sources	102	125	22.5	1 199	1 355	13.0
Total own-source revenue excluding revenue from government enterprises	5 706	6 277	10.0	42 024	45 503	8.3
Revenue from government enterprises	516	480	–7.0	2 661	2 912	9.4
Total own-source revenue	6 222	6 757	8.6	44 685	48 415	8.3
Federal transfers
Equalization	923	978	6.0	8 310	8 799	5.9
Health transfers	520	528	1.5	4 659	4 757	2.1
Transfers for post-secondary education and other social programs	142	135	–4.9	1 280	1 214	–5.2
Other programs	107	121	13.1	925	1 054	13.9
Total federal transfers	1 692	1 762	4.1	15 174	15 824	4.3
TOTAL	7 914	8 519	7.6	59 859	64 239	7.3

GENERAL FUND EXPENDITURE

For December 2018, General Fund expenditure totalled $7.3 billion, a decrease of $225 million, or 3.0%, compared to the same period the previous fiscal year.

  Program spending decreased by $113 million, or 1.6%, to $6.8 billion.

  Debt service amounted to $534 million, a decrease of $112 million compared to the same period the previous year.

For the period from April 1 to December 31, 2018, General Fund expenditure totalled $60.1 billion, up $1.9 billion compared to the same period the previous fiscal year.

  Program spending rose by $2.2 billion, or 4.2%, reaching $55.0 billion.

  The most significant changes were in the Education and Culture mission ($926 million), the Health and Social Services mission ($725 million) and the Economy and Environment mission ($472 million).

  Debt service amounted to $5.0 billion, a decrease of $331 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	December				April to December
Expenditure by mission	2017	(8)	2018	Change (%)	2017-2018(8)	2018-2019	Change (%)
Program spending
Health and Social Services	3 639		3 492	–4.0	27 408	28 133	2.6
Education and Culture	2 103		2 109	0.3	13 587	14 513	6.8
Economy and Environment	300		339	13.0	3 789	4 261	12.5
Support for Individuals and Families	520		533	2.5	4 668	4 785	2.5
Administration and Justice	344		320	–7.0	3 369	3 345	–0.7
Total program spending	6 906		6 793	–1.6	52 821	55 037	4.2
Debt service	646		534	–17.3	5 362	5 031	–6.2
TOTAL	7 552		7 327	–3.0	58 183	60 068	3.2

CONSOLIDATED ENTITIES

For December 2018, the results of consolidated entities showed a surplus of $674 million. These results include:

  a deficit of $3.0 million for special funds;

  dedicated revenues of $639 million for the Generations Fund;

  a surplus of $36 million for non-budget-funded bodies;

  a surplus of $2.0 million for the health and social services and education networks.

For the period from April 1 to December 31, 2018, the results of consolidated entities showed a surplus of $3.7 billion.

These results include:

  a surplus of $753 million for special funds;

  dedicated revenues of $2.3 billion for the Generations Fund;

  a surplus of $632 million for non-budget-funded bodies;

  a surplus of $15 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	December 2018
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(4)	Total	adjustments	(9)	Total
Revenue	1 087	639	33	396	1 944	—		4 099	–2 168		1 931
Expenditure
Expenditure	–886	—	–33	–396	–1 869	2		–3 182	2 078		–1 104
Debt service	–204	—	—	—	–39	—		–243	90		–153
Subtotal	–1 090	—	–33	–396	–1 908	2		–3 425	2 168		–1 257
SURPLUS (DEFICIT)	–3	639	—	—	36	2		674	—		674

	April to December 2018
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(4)	Total	adjustments	(9)	Total
Revenue	10 446	2 347	620	4 680	18 316	—		36 409	–20 384		16 025
Expenditure
Expenditure	–7 917	—	–620	–4 680	–17 287	15		–30 489	19 640		–10 849
Debt service	–1 776	—	—	—	–397	—		–2 173	744		–1 429
Subtotal	–9 693	—	–620	–4 680	–17 684	15		–32 662	20 384		–12 278
SURPLUS (DEFICIT)	753	2 347	—	—	632	15		3 747	—		3 747

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For December 2018, the consolidated net financial surplus stood at $402 million, an increase of $1.0 billion over last year.

For the period from April 1 to December 31, 2018, the consolidated net financial surplus stood at $2.3 billion, a decrease of $548 million over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	December			April to December
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	6 222	6 757	535	44 685	48 415	3 730
Federal transfers	1 692	1 762	70	15 174	15 824	650
Total revenue	7 914	8 519	605	59 859	64 239	4 380
Expenditure
Program spending	–6 906	–6 793	113	–52 821	–55 037	–2 216
Debt service	–646	–534	112	–5 362	–5 031	331
Total expenditure	–7 552	–7 327	225	–58 183	–60 068	–1 885
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	83	33	–50	1 244	1 385	141
Health and social services and education networks(4)	–2	2	4	–20	15	35
Generations Fund	139	639	500	1 533	2 347	814
Total consolidated entities	220	674	454	2 757	3 747	990
SURPLUS (DEFICIT)(5)	582	1 866	1 284	4 433	7 918	3 485
Consolidated non-budgetary surplus (requirements)	–1 185	–1 464	–279	–1 543	–5 576	–4 033
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–603	402	1 005	2 890	2 342	–548

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
			March 2019
	March 2018 budget	Adjustments	budget	(1)	Change (%)	(10)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238	587	23 825		4.2
Contributions for health services	7 382	364	7 746		3.2
Corporate taxes	6 038	872	6 910		13.4
Consumption taxes	19 578	411	19 989		4.3
Other sources	1 655	119	1 774		3.6
Total own-source revenue excluding revenue from government enterprises	57 891	2 353	60 244		5.1
Revenue from government enterprises	3 872	728	4 600		–1.3
Total own-source revenue	61 763	3 081	64 844		4.6
Federal transfers	21 044	–45	20 999		4.6
TOTAL GENERAL FUND REVENUE	82 807	3 036	85 843		4.6
Program spending
Health and Social Services	–38 541	–34	–38 575		5.1
Education and Culture	–20 368	–16	–20 384		7.4
Economy and Environment	–5 716	–316	–6 032		2.3
Support for Individuals and Families	–6 529	26	–6 504		2.8
Administration and Justice(11)	–5 715	339	–5 376		19.1
Total program spending	–76 869	—	–76 869		6.1
Debt service	–7 160	385	–6 775		–5.2
TOTAL GENERAL FUND EXPENDITURE	–84 029	385	–83 644		5.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339	615	276		—
Health and social services and education networks(4)	–26	51	25		—
Generations Fund	2 491	615	3 106		—
TOTAL CONSOLIDATED ENTITIES	2 126	1 281	3 407		—
SURPLUS (DEFICIT)(5)	904	4 702	5 606		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	–615	–3 106		—
Use of the stabilization reserve	1 587	–1 587	—		—
BUDGETARY BALANCE(6)	—	2 500	2 500		—
Note: Totals may not add due to rounding.

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published in the additional tables available on the March 2019 budget documents’ webpage: www.budget.finances.gouv.qc.ca/budget/2019-2020/en/index.asp.

(2)	Details of transactions by type of entity are presented on page 5 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Balance within the meaning of the Public Accounts.
(6)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(7)	In particular, program spending and revenue from government enterprises.
(8)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(9)	Consolidation adjustments include the elimination of General Fund program spending.
(10)	This is the annual change compared to actual results in 2017-2018.
(11)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the results at January 31, 2019, will be published on April 5, 2019.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances’ website: www.finances.gouv.qc.ca.